EXHIBIT 10.35

February 19, 2009

Tom Kilgore, WT 7B-K
John E. Long, Jr., WT 7B-K

REQUEST FOR APPROVAL – SELECTION OF AND COMPENSATION FOR PRESTON D. SWAFFORD

Approval is requested for the selection of and compensation for Preston D. Swafford as Chief Nuclear Officer and Executive Vice President, TVA Nuclear.  This position reports directly to the Chief Operating Officer and is responsible for directing and managing TVA’s Nuclear Power Group and ensuring a stable base load from all of TVA’s nuclear operating units.  Responsibilities include planning and directing all organizational activities related to nuclear power production, nuclear power plant operations, maintenance, modifications, and all nuclear support services and engineering activities.  Mr. Swafford will succeed William R. Campbell who has been appointed Senior Vice President of Fleet Engineering.

Mr. Swafford currently serves as Executive Vice President, Fossil Power, and is responsible for directing and managing TVA’s fossil power generation system, including operations, maintenance, engineering, modifications, and related support.  He has more than 22 years of experience in the energy services industry.  Prior to joining TVA in 2006 as Senior Vice President, Nuclear Support, he held a number of key management and executive leadership positions in the energy delivery and power generation area with Exelon.

Mr. Swafford currently receives an annual salary of $476,021.  He is a participant in TVA’s Executive Annual Incentive Plan with an approved annual incentive opportunity of 60 percent of his annual salary, and in TVA’s Executive Long-Term Incentive Plan with an approved long-term incentive opportunity of 60 percent of his annual salary.  Mr. Swafford also entered into a Long-Term Deferred Compensation Plan (LTDCP) agreement that provides annual credits of $125,000 each through FY 2010.  He will become vested and receive the full value of his LTDCP account if he remains employed by TVA through the expiration of the agreement on September 30, 2010.  Mr. Swafford is also a Tier I participant in TVA’s Supplemental Executive Retirement Plan (SERP).

In order to provide a competitive level of compensation for this position, approval is requested to provide Mr. Swafford an annual salary of $500,000.  Approval is also requested to increase Mr. Swafford’s annual incentive opportunity to 75 percent of his annual salary beginning this fiscal year (FY 2009) and increase his long-term incentive opportunity to 80 percent of his annual salary beginning with the performance cycle ending on September 30, 2009.

In addition, approval is requested to grant Mr. Swafford an additional five years of credited service under TVA’s SERP and waive the “Prior Employer Offset”.  The additional years of credited service will be for SERP benefit calculation purposes only and will not count toward the minimum five-year vesting requirement.  The “Qualified Plan Offset” will be calculated based on the pension benefit he will be eligible to receive under the TVA Retirement System’s Cash Balance structure at the time of separation assuming an additional 5 years of credited service.  The estimated increase in the present value of a lifetime benefit at age 62 with five additional years of credited service, assuming that there is no change in Mr. Swafford’s annual salary and annual incentive and that there are no amendments to the SERP, is approximately $1.2 million.

If approved, the selection and compensation actions outlined above will be effective on February 5, 2009.

/s/ William R. McCollum, Jr.	/s/ Phillip L. Reynolds
William R. McCollum, Jr.	Phillip L. Reynolds
Chief Operating Officer	Vice President
MR 3A-C	Human Resources
LP 3A-C

GFB
Attachment (Position description and resume)
cc:	W. A. Conkin, WT 8D-K
M. H. Dunn, WT 6A-K (with position descriptions for financial disclosure process)
J. D. Jones, WT 8C-K E. M. Nickle, WT 8D-K M. N. Pruitt, WT 4C-K

	/s/ John E. Long, Jr.	02/26/2009
I CONCUR:	John E. Long, Jr.	Date

	/s/ Tom Kilgore	03/03/2009
I APPROVE:	Tom Kilgore	Date